Exhibit 10.58

THIS NOTE IS EXECUTED AND DELIVERED AS PART OF THE CONFIRMED FIRST AMENDED JOINT PLAN OF REORGANIZATION OF ACCENTIA BIOPHARMACEUTICALS, INC., ANALYTICA INTERNATIONAL, INC., TEAMM PHARMACEUTICALS, INC., ACCENTRX, INC., AND ACCENTIA SPECIALTY PHARMACY, INC., AS MODIFIED, IN THE JOINTLY ADMINISTERED CHAPTER 11 CASE STYLED IN RE: ACCENTIA BIOPHARMACEUTICALS, INC., CASE NO. 8:08-BK-17795-KRM, IN THE UNITED STATES BANKRUPTCY COURT FOR THE MIDDLE DISTRICT OF FLORIDA, TAMPA DIVISION, AND IS, THEREFORE, EXEMPT FROM DOCUMENTARY STAMP TAX PURSUANT TO 11 U.S.C. §1146(a).

CLASS 4 PLAN PROMISSORY NOTE

U.S. $4,342,770.50	Tampa, Florida November 17, 2010

FOR VALUE RECEIVED, the undersigned, ACCENTIA BIOPHARMACEUTICALS, INC., a Florida corporation (“Maker”), with a mailing address of 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, promises to pay to the order of MCKESSON CORPORATION, a Delaware corporation (“McKesson”), at One Post Street, 20th Floor, San Francisco, California 94104-5296, or at such other place or places as McKesson may from time to time designate, the principal sum of Four Million Three Hundred Forty-Two Thousand Seven Hundred Seventy and 50/100 Dollars ($4,342,770.50) (the “Principal Amount”), together with interest on the unpaid Principal Amount outstanding in the manner and at the time hereinafter provided.

On November 10, 2008, Maker and its subsidiaries filed their Voluntary Petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”), which cases have been jointly administered under Case No. 8:08-bk-17795-KRM (the “Bankruptcy Cases”). Maker has filed a First Amended Joint Plan of Reorganization dated as of August 16, 2010 (as modified, the “Plan”) in the Bankruptcy Cases. On November 2, 2010, the Bankruptcy Court entered an order confirming the Plan (the “Confirmation Order”), and the Plan became effective on November 17, 2010. This Class 4 Plan Promissory Note (hereinafter, the “Note”) is being executed and delivered by Maker pursuant to the terms of the Plan and the Confirmation Order.

Maker further promises to pay interest on the unpaid Principal Amount outstanding hereunder from the date hereof until the “Maturity Date” (as defined below) at a rate equal at all times to five percent (5%) per annum, based on a year of 365 days for actual days elapsed (the “Contract Rate”). From and after the Maturity Date and until payment in full of all sums owing hereunder, interest shall accrue and be payable on the outstanding Principal Amount owing under this Note at a rate equal to the Contract Rate plus five percent (5%) per annum, based on a year of 365 days for actual days elapsed.

1. Payments.

(a) Payments. Maker shall repay to McKesson the Principal Amount and all interest owing hereunder by no later than the date (the “Maturity Date”) that is the first to occur of:

(i)	March 17, 2014, and/or

(ii)	The date upon which one of the Events of Default under Section 3 of this Note occurs.

(b) Prepayment. Maker may prepay the obligations owing hereunder at any time without premium or penalty.

2. Representations and Warranties.

(a) Organization and Powers. Maker, as of the execution of this Note and continuing until payment in full hereof, (i) is and shall be duly organized, validly existing, and in good standing under the laws of the State of Florida, (ii) has and shall have all requisite power and authority to own its assets and carry on its business and to execute, deliver and perform its obligations hereunder and under the Plan, (iii) is and shall be qualified to do business and is and shall be in good standing in each jurisdiction in which the failure to so qualify or be in good standing would result in a Material Adverse Change (as defined below), and (iv) is and shall be in compliance with all applicable laws, except to the extent that such noncompliance could not reasonably be expected to result in a Material Adverse Change. For purposes of this Note, “Material Adverse Change” means (y) a material adverse change in the business, operations or financial condition of Maker and/or Biovest International, Inc. (“Biovest”) or (z) any event, matter, condition or circumstance which (A) would materially impair the ability of Maker to perform or observe its obligations under or in respect of this Note or in respect of the Plan, or (B) affects the legality, validity, binding effect or enforceability of this Note or the Plan. For purposes of this Note, Material Adverse Change shall not mean a sale of substantially all of the assets of Analytica International, Inc.

(b) Authorization; No Conflict. The execution, delivery and performance by Maker of this Note have been duly authorized by all necessary action of Maker and do not and will not (i) contravene the terms of the articles of incorporation, or bylaws, of Maker or result in a breach of or constitute a default under any material contract, instrument, plan of reorganization or other agreement to which Maker is a party or by which it or its properties may be bound or affected; or (ii) violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting Maker.

(c) Binding Obligations. This Note constitutes, or when delivered to McKesson will constitute, a legal, valid and binding obligation of Maker, enforceable against Maker in accordance with its express written terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equity principles.

(d) Consents. No authorization, approval, consent, license, exemption of, or filing or registration with, any person or entity is required for the due execution, delivery or performance by Maker of this Note.

3. Events of Default. The occurrence of any of the following events shall constitute an event of default (“Event of Default”) under this Note:

(i)	Any of the representations and warranties of Maker set forth above in this Note shall fail to have been true when made or shall become untrue at any time prior to payment in full of this Note;

(ii)	The Plan as in effect on the date hereof shall be modified without McKesson’s prior written consent, or a motion shall be filed seeking approval of a modification of the Plan to which McKesson has not consented before such motion is filed;

(iii)	A material default or breach shall occur under the Plan that is not cured within thirty (30) days of the occurrence thereof (or such other date as permitted by order of the Bankruptcy Court), it being agreed that each and all payment obligations under the Plan and the timeliness thereof are material;

(iv)	Maker or Biovest shall hereafter become a debtor in a case under title 11 of the United States Code, or shall make a general assignment for the benefit of creditors, or shall transfer substantially all of its assets without the prior written consent of McKesson, or shall dissolve, or shall suffer a change in control to occur including by virtue of the appointment of a trustee or custodian;

(v)	Any creditor of Maker or Biovest shall begin to exercise its creditors’ rights and remedies with respect to Maker or Biovest or their respective assets, which exercise would result in a Material Adverse Change as to Maker or Biovest; and

(vi)	A default or event of default shall occur under any security agreement or pledge agreement executed by any person or entity to secure the payment or performance of this Note, including the Pledge Agreement (as defined below).

4. Additional Agreements of Maker. Maker promises to pay on the Maturity Date (and thereafter on demand) all costs and expenses, including reasonable attorneys’ fees, incurred by McKesson (including allocated costs and expenses for internal legal services) in connection with (i) the enforcement or attempted enforcement of, and preservation of any rights or interests of McKesson under, this Note, the Plan (including any litigation concerning modifications thereof), and any other documents executed in connection with this Note or the Plan or pursuant thereto, and/or (ii) the negotiation and documentation of any modifications or supplements to this Note or the Plan and the cost of due diligence reasonably conducted in connection therewith. Maker and any endorsers of this Note, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this Note. In any action brought under or arising out of this Note, Maker, including its successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, County of San Francisco, and Maker further consents to service of process by any means authorized by California law. This Note shall be construed in accordance with and governed by the laws of the State of California.

5. Indemnification of McKesson. Maker hereby agrees to indemnify McKesson, its officers, directors, employees and affiliates (each, an “Indemnified Person”), against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person (including allocated costs of internal counsel), which may be imposed on, incurred by, or asserted against any Indemnified Person, (i) in any way relating to or arising out of this Note, the collateral therefor, and/or transactions relating to the foregoing or any of the transactions contemplated hereby or thereby, including in connection with any future bankruptcy of Maker or any guarantor or (ii) with respect to any investigation, litigation or other proceeding relating to any of the foregoing and/or relating to Maker, irrespective of whether the Indemnified Person shall be designated a party thereto (collectively, the “Indemnified Liabilities”); provided that Maker shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable, Maker agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

6. Pledge Agreement. This Note is secured by that certain Stock Pledge Agreement of even date herewith by and between Maker and McKesson (the “Pledge Agreement”), granting to McKesson a first priority security interest in 6,103,818 shares of the common stock, par value $.01 per share, of Biovest owned by Maker, as more particularly described in the Pledge Agreement.

IN WITNESS WHEREOF, Maker, by its duly authorized legal representative, has executed this Note as of the date and year first above mentioned.

ACCENTIA BIOPHARMACEUTICALS, INC.,
a Florida corporation

By:	/s/ Samuel S. Duffey
Name:	Samuel S. Duffey
Title:	President

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